Exhibit 4.11

DATED 24 July 2006

HILLS INDEPENDENT TRADERS LIMITED

VAN DER MOOLEN EQUITIES LIMITED

BINCK N.V.

ASSET PURCHASE AGREEMENT

for

the purchase of, and grant of an option to purchase, certain of the business and assets of
Hills Independent Traders Limited

Berwin Leighton Paisner LLP
Adelaide House  London Bridge  London  EC4R 9HA
tel +44 (0)20 7760 1000  fax +44 (0)20 7760 1111

CONTENTS

1	Definitions and interpretation	3
2	Sale of the Business, Assets, Securities Portfolio and Portfolio Contracts	13
3	Excluded Assets	14
4	Consideration	15
5	The Option	16
6	Escrow	16
7	Exchange	19
8	Completion	19
9	Further obligations	19
10	Effect of Completion and Costs	21
11	Employees	21
12	Warranties	21
13	Relocation costs	27
14	Further Assurance	27
15	Assignment and succession	30
16	Announcements	30
17	Confidentiality	30
18	Guarantee	32
19	VAT	33
20	Indemnities	33
21	No merger	34
22	Amendments and waivers	34
23	Cumulative rights	35
24	Contracts (Rights of Third Parties) Act 1999	35
25	Costs	35
26	Set-off, withholding tax and grossing-up	35
27	Invalidity	36
28	Counterparts	36
29	Communications	36
30	Entire agreement	38
31	Continuing effect	38
32	Proper law	38
SCHEDULE 1		39
Part 1 - Portfolio Contracts		39
Part 2 - Business Contracts		39
SCHEDULE 2 Employees		41
SCHEDULE 3 Warranties		43
SCHEDULE 4 Limitation on claims		52
SCHEDULE 5 Exchange		55
SCHEDULE 6 Completion		56
SCHEDULE 7 Conduct of the Business until Completion		57

DATED  24 July 2006

PARTIES

1	Seller	HILLS INDEPENDENT TRADERS LIMITED (Company number: 02329257), whose registered office is at The Quadrangle 2nd Floor 180 Wardour Street London W1F 8FY.
2	Buyer	VAN DER MOOLEN EQUITIES LIMITED (Company number: 04144283), whose principal place of business is at 29th Floor, 1 Canada Square, Canary Wharf, London, United Kingdom.
3	Shareholder	BINCK N.V., Vijzelstraat 20, 1017 HK Amsterdam, The Netherlands.

RECITALS

A.	The Seller owns and carries on for its own account the Business.

B.	The Buyer wishes to purchase, and the Seller wishes to sell:

•	the Assets and the Business as a going concern; and

•	an Option to acquire the Securities Portfolio and the benefit (subject to the burden) of the Portfolio Contracts,

in each case, on the terms of this agreement.

OPERATIVE PROVISIONS

1	Definitions and interpretation

1.1	In this agreement and the recitals, the following definitions apply:

Agreed Terms
in relation to any document, that document in the terms agreed between the parties and signed or initialled for identification purposes only by or on behalf of the Buyer and the Seller prior to the execution of this agreement;

Approved Person	a person approved to perform controlled functions in accordance with the requirements of FSMA;
Assets	the assets of the Business described in clause 2.2 but excluding the Excluded Assets;
Assumed Liabilities	as defined in clause 10.3;
Bad Leaver	as defined in clause 6.5;
Business	all of the Seller's business consisting of equities and derivatives trading carried on by the Seller but excluding the Securities Portfolio;
Business Contracts
the contracts of the Seller relating to the Business as listed in part 2 of schedule 1, but excluding the Portfolio Contracts, contracts with Employees and contracts relating to the occupation of the Premises;

Business Day	a day (other than a Saturday or Sunday) on which the clearing banks in the City of London are open for the transaction of general banking business;
Business Information
all information proprietary to the Seller and relating to the Business and/or the Assets, Securities Portfolio and Portfolio Contracts and/or the activities, services, operations, management, administration and financial affairs of the Business including risk measurement, trading statistics, employment records and information relating to future business development or planning and litigation or legal advice, in whatever form that information may be recorded and on whatever media;

Business Records	all books and records in written or other machine readable form (including computer disks or tapes) containing or relating to Business Information or on which such Business Information is recorded or relating to the Business, the Assets, the Securities Portfolio and/or the Portfolio Contracts but excluding the Retained Business Records;

Buyer's Appointed Manager	as defined in clause 9.8;
Buyer's Group
any of the following from time to time:  the Buyer, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Buyer and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Buyer and "member of the Buyer's Group" shall be construed accordingly;

Buyer’s Nominee	such person as the Buyer may nominate from time to time by notice to the Seller;
Buyer’s Solicitors	Mayer, Brown, Rowe & Maw LLP (an English limited liability partnership), whose registered office is at 11 Pilgrim Street, London EC4V 6RW;
Completion
completion of the sale and purchase of the Business and the Assets in accordance with clause 8, together with, if the Option is exercised, the assignment of the Portfolio Contracts and the transfer of the Securities Portfolio in accordance with clause 5.3;

Completion Date	close of business on the day Completion takes place;
Compromise Agreements
the settlement letters to be entered into on or around the date of this agreement by the Seller and the Buyer with each of Stephen Hills and John Hale in connection with their employment by the Seller in the Agreed Terms;

Consideration	as defined in clause 4.1;
Costs	as defined in clause 10.2;
Disclosed
disclosed by the Disclosure Letter fairly and accurately and with sufficient particularity to enable the Buyer to assess the nature and scope of the matters disclosed and “Disclosure” shall be construed accordingly;

Disclosure Letter	the disclosure letter together with its annexures in the Agreed Terms having the same date as this agreement from the Seller to the Buyer;
Employees	those persons employed by the Seller in the Business, being those employees listed in schedule 2;
Employment Regulations	the Transfer of Undertakings (Protection of Employment) Regulations 2006;
Encumbrance
includes any mortgage, charge, pledge, lien, rent charge, restriction, assignment, hypothecation, security interest, retention of title or any other agreement or arrangement the effect of which is the creation of security; or other interest of any description or nature, equity or any interest or legal or equitable right or claim of any third party (including any right to acquire, option, right of first refusal, right of pre-emption, right of conversion or right of set off), or any agreement or arrangement to create any of the foregoing;

Escrow Accounts	the First Escrow Account and the Second Escrow Account;
Escrow Agent	Buyer’s Solicitors;
Escrow Letter	the escrow letter in the Agreed Terms between the Shareholder, the Buyer and the Buyer’s

Solicitors;
Exchange Date	24 July 2006 being the date that the parties sign and deliver this agreement to each other;
Excluded Assets	those assets listed in clause 3;
Excluded Liabilities	as defined in clause 10.3;
First Escrow Account	as defined in the Escrow Letter;
FSA	Financial Services Authority;
FSMA	Financial Services and Markets Act 2000;
Give-up Trade
a transaction entered into by the Seller pursuant to an industry standard form give up agreement whereby the Seller executes a trade on behalf of a Euronext.liffe member, and then passes the transaction to that member’s clearing broker to arrange settlement of the trade;

Good Leaver
an Employee whose employment terminates by reason of:

(a)             retirement on or after normal retirement date;

(b)             ill health, whether through sickness or injury, for a period of six consecutive months or 270 days in any 52 weeks where the Buyer considers that the ill-health prevents him continuing his role at the Buyer;

(c)             redundancy or dismissal following a reorganisation of the Buyer; or

(d)             termination by the Buyer when the termination is not on the grounds of gross misconduct;

HMRC	Her Majesty’s Revenue and Customs (which shall

include its predecessors, the Inland Revenue and HM Customs and Excise);
Intellectual Property Rights
all intellectual property rights, including copyright and rights in the nature of copyright, database rights, design rights, patents, trade marks (including all goodwill in them), moral rights, know-how, confidential information, and any other intellectual or industrial property rights, whether now known or in the future arising, and whether subsisting in the United Kingdom or any other part of the world, in all cases whether or not registered or registrable  and including registrations and applications for registration of any of the above and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the above anywhere in the world, used in or has been developed for use in or is required or intended for use in, or in connection with, the Business;

Late Completion Service Charge	as defined in clause 10.8;
Longstop Date	31 March 2007;
Losses	in respect of any matter, event or circumstance includes all demands, claims, actions, proceedings, damages, payments, losses, costs, expenses or other liabilities;
Merrill Lynch	Merrill Lynch International whose registered office is at the Merrill Lynch Financial Centre, 2 King Edward Street, London, EC1A 1HQ;
Month	a calendar month;
Option	the right of the Buyer to require the transfer of the Securities Portfolio and the assignment of the

Portfolio Contracts from the Seller to the Buyer (or the Buyer's Nominee) on giving the Option Notice;
Option Price	£3,015,688 (three million, fifteen thousand, six hundred and eighty eight pounds sterling) exclusive of VAT;
Option Notice	the notice in writing to be given by the Buyer to the Seller if the Buyer wishes to exercise the Option;
Outgoings	as defined in clause 10.7;
Particulars of Employment
in relation to each Employee:

(a)      a copy of the written service agreement of the Employee or (as appropriate) of the particulars of employment applicable and issued to such Employee;

(b)      the age, sex and date of commencement of employment of the Employee including any employment with a previous employer which counts as continuous employment for the purposes of the Employment Rights Act 1996;

(c)      particulars of any collective agreement affecting the terms of employment of the Employee including disciplinary or grievance procedures and any procedures to be followed in the case of redundancy or dismissal;

Performance Criteria	the performance criteria applicable to the Traders in the Agreed Terms;
Portfolio Contracts	the contracts of the Seller relating to the

Securities Portfolio as listed in part 1 of schedule 1;
Premises	the premises from which the Business is conducted at 7 Birchin Lane, London, EC3V 9BW;
Retained Business Records	all accounting and tax records which the Seller is required to retain to fulfil its tax or accounting reporting or record keeping obligations;
Second Escrow Account	as defined in the Escrow Letter;
Securities Portfolio
all accounts held by the Seller at its clearing agent Merrill Lynch, including (i) all cash balances, outstanding settlements, investments (as defined in FSMA (Regulated Activities) Order 2001), physical commodities (or any certificates or documents of or evidencing title to any of the same), interest, distributions and dividends and (ii) all profit and/or losses (whether held by Merrill Lynch or otherwise) generated by, in or from the Business from the Exchange Date;

Seller’s Group
any of the following from time to time: the Seller, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Seller and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Seller and "member of the Seller's Group" shall be construed accordingly;

Seller’s Solicitors	Berwin Leighton Paisner LLP, Adelaide House London Bridge, London EC4R 9HA, tel: 020 7760 1000;
Tax or Taxation	means and includes all forms of taxation and statutory, governmental, supra governmental, state, local governmental or municipal impositions, duties, contributions, deductions,

withholdings and levies whether of the United Kingdom or elsewhere whenever imposed and all penalties, charges, costs and interest relating to any of them;
Tax Authority	any Tax or other authority, body or person (whether inside or outside the United Kingdom) competent to impose any liability to Tax;
Traders	those of the Employees described as traders in schedule 2;
VAT	value added tax as provided for in VATA and any tax similar to that tax imposed in addition to or in substitution for it at the rate(s) from time to time imposed;
VATA	Value Added Tax Act 1994;
VAT Regulations	Value Added Tax Regulations 1995 (SI 1995/2518); and
Warranties	the warranties set out in clause 12.1 and schedule 3.

1.1	A reference to a statute or statutory provision includes a reference to:

1.1.1	a statutory amendment, consolidation or re-enactment, modification or replacement made;

1.1.2	statutory instruments or subordinate legislation or orders made under the statute or statutory provision; and

1.1.3	statutes or statutory provisions of which the statute or statutory provision is an amendment, consolidation or re-enactment, modification or replacement,

in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the Exchange Date would extend or increase the liability of any party to another under this agreement.

1.2	References to a statutory provision or to a legal or accounting principle applying under English law shall, where the context requires, be treated as including references to the nearest corresponding provision or principle in the local jurisdiction and references to a governmental, local governmental or administrative authority or agency in the United Kingdom shall be treated as including references to the nearest equivalent governmental, local governmental or administrative authority or agency in that jurisdiction.

1.3	In this agreement, unless the context requires otherwise, any reference to:

1.3.1	references to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated and established;

1.3.2	a document is to that document as varied, supplemented or replaced from time to time;

1.3.3	one gender includes all genders;

1.3.4
indemnify and to indemnifying any person against any Losses by reference to an event or circumstance includes indemnifying and keeping him indemnified against all Losses from time to time made, suffered or incurred by that person as a consequence of or which would not have arisen but for that event or circumstance;

1.3.5	a party or the parties is to a party or the parties (as the case may be) to this agreement and shall include any permitted assignees of a party;

1.3.6
a person includes any legal or natural person, individual, firm, corporation, unincorporated association, association, partnership, joint venture (whether or not having a separate legal personality), trust, company, government or local authority department, state or agency of state or other body (whether corporate or unincorporate);

1.3.7	a person includes a reference to that person's personal representatives, legal representatives and successors

1.3.8	the singular includes the plural and vice versa;

1.3.9	Sterling or £ or pounds is to the lawful currency of the United Kingdom;

1.3.10	a statutory or regulatory body shall include its successors and any substituted body;

1.3.11	a time of the day is to London time; and

1.3.12	writing shall include any modes of reproducing words in a legible and non-transitory form.

1.4
Unless otherwise stated, a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of, or schedule to, this agreement, a reference to a part or a paragraph of a schedule is to a part or a paragraph of that schedule and a reference to this agreement includes its schedules, which form part of this agreement for all purposes.

1.5	The contents page and headings in this agreement are for ease of reference only and do not affect its interpretation or construction.

1.6
In construing this agreement the so-called ejusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class, matter or things or particular examples.

1.7	In this agreement, unless the context otherwise requires, words and expressions defined in the Companies Act 1985 shall bear the meaning ascribed to them in that Act.

2	Sale of the Business, Assets, Securities Portfolio and Portfolio Contracts

2.1	Subject to the terms of this agreement, the Seller agrees to sell and the Buyer (relying on the Warranties and the other obligations of the Seller under this agreement) agrees to purchase:

2.1.1	from the Exchange Date, the Option; and

2.1.2	from the Completion Date and in each case as subsisting at the Completion Date:

2.1.2.1	the Business as a going concern;

2.1.2.2	the Assets; and

2.1.2.3	if the Option has been exercised by Buyer in accordance with clause 5:

(a) the Securities Portfolio; and

(b) the benefit (subject to the burden) of the Portfolio Contracts.

2.2	The Assets shall comprise the following assets (except insofar as they are Excluded Assets):

2.2.1	the Intellectual Property Rights;

2.2.2	the benefit (subject to the burden) of the Business Contracts;

2.2.3
the benefit (so far as the same can be assigned or transferred to or held in trust for the Buyer) of all rights and claims of the Seller under any warranties, conditions, representations, guarantees or indemnities in favour of the Seller in respect of the Business;

2.2.4	the Business Information;

2.2.5	the Business Records;

2.2.6	sundry items located at the Premises (up to a maximum value of £20,000) agreed in writing by the Buyer and the Seller prior to Completion; and

2.2.7	all other rights and assets of the Seller used, enjoyed or exercised in connection with the Business and not otherwise specified in this clause 2.2 or specifically excluded under clause 3.

2.3	Risk in the Assets shall pass to the Buyer on the Exchange Date.

2.4	Title to the Assets shall pass to the Buyer (or the Buyer's Nominee) on Completion.

2.5
If the Option is exercised by the Buyer in accordance with clause 5, risk in and title to the Securities Portfolio and the Portfolio Contracts shall pass to the Buyer (or the Buyer's Nominee) on Completion in accordance with clause 5.3.

2.6	The sale and purchase of:

2.6.1	each of the Assets; and

2.6.2	if the Option has been exercised in accordance with clause 5, the Securities Portfolio and each of the Portfolio Contracts,

shall be interdependent and completed simultaneously on the Completion Date.

3	Excluded Assets

3.1
Nothing in this agreement shall operate to transfer any assets or rights of the Seller other than those referred to in clause 2 but in any event there shall be expressly excluded and excepted from this sale and purchase of the Business and retained by the Seller and, notwithstanding any other provision in this agreement, nothing in this agreement shall operate to transfer:

3.1.1
any asset, right or claim of the Seller having no use in or relevance to the Business after the Exchange Date including, without limitation, claims for recoveries following frauds, tax or any rights to make claims against third parties, or VAT repayments in each case arising before the Exchange Date;

3.1.2	any interest in land or buildings enjoyed or used by the Seller;

3.1.3
any cash (including, without limitation, the consideration paid by the Buyer for the Option pursuant to clause 4.1.2 and all interest accrued thereon), debtors of the Business, credit balances, cheques, bills of exchange, stocks, shares, promissory notes, negotiable instruments or other securities save for:

3.1.3.1	if the Option is exercised in accordance with clause 5, those included within the Securities Portfolio at the Completion Date; and/or

3.1.3.2	those generated or acquired by the Business after the Exchange Date otherwise than in the Securities Portfolio;

3.1.4	the benefit of all policies of assurance, insurance, indemnity and trade credit insurance arising from events occurring before the Exchange Date or after the Completion Date;

3.1.5	all shares and investments in subsidiary or associated companies and any claim, book debt or receivable relating to them;

3.1.6	all equipment located at the Premises other than any sundry items (up to a maximum value of £20,000) that the Buyer and the Seller agree in writing prior to Completion; and

3.1.7	if the Option is not exercised in accordance with clause 5, the Securities Portfolio and the Portfolio Contracts.

4	Consideration

4.1	The Consideration shall be:

4.1.1
for the sale of the Business and the Assets, the sum of £1 exclusive of VAT, which shall be satisfied in cash on the Exchange Date or as soon as reasonably practicable thereafter and in any event within two Business Days of the Exchange Date; plus

4.1.2
for the grant of the Option, the Option Price less £115,000, being the amount due from the Seller to the Buyer pursuant to clause 13, which shall be satisfied in cash on the Exchange Date or as soon as reasonably practicable thereafter and in any event within two Business Days of the Exchange Date by the payment by way of electronic transfer to the Seller’s Solicitors' bank account: Barclays Bank plc, 50 Pall Mall, PO Box 15161 London SW1A 1QA, sort code: 20-65-82,  Berwin Leighton Paisner LLP client account number 50089753, reference ALEV/24362/1.

5	The Option

5.1	The Seller grants to the Buyer the Option for the Option Price. The Option shall be exercisable as set out below.

5.2	The Option shall be exercisable by the Buyer on or before the Completion Date by the giving of the Option Notice to the Seller.

5.3
Receipt of the Option Notice by the Seller shall cause to come into effect a binding unconditional contract for the transfer of the Securities Portfolio and the assignment of the Portfolio Contracts from the Seller to the Buyer (or the Buyer's Nominee) at Completion for £1, which shall be satisfied in cash, in accordance with the terms of this agreement.

6	Escrow

6.1
The Buyer will procure that the Escrow Accounts will be operated by the Buyer's Solicitors in accordance with the Escrow Letter.  The Buyer's Solicitors shall only be responsible for their own acts or omissions in accordance with the provisions of the Escrow Letter.

6.2
On Completion, the Seller shall pay £169,200 into the First Escrow Account and £200,000 into the Second Escrow Account by way of telegraphic transfer to the Buyers' Solicitors' bank account: The Royal Bank of Scotland (Blackfriars Branch), 36-37 New Bridge Street, London EC4V 6BJ, sort code: 16-00-19, Mayer, Brown, Rowe & Maw LLP clients account number 12311038.

6.3	The Buyer will procure that no amount (including interest) shall be paid out of the Escrow Accounts save as expressly permitted under this agreement or the Escrow Letter.

6.4	The Buyer will procure that payments are made out of the Escrow Accounts as follows:

6.4.1	from the First Escrow Account:

6.4.1.1
save as provided in clause 6.5, £75,000 shall be paid to each of Stephen Hills and John Hale (each such payment being a “Loyalty Payment”).  Each Loyalty Payment, together with interest accrued thereon and less such deductions as the Buyer is required by law to make (other than the Buyer's employer's national insurance contribution liability), shall be paid within 10 Business Days after the earlier of:

(a)	the first anniversary of the Exchange Date; and

(b)	receipt by Stephen Hills and/or John Hale (as the case may be) of a notice of termination of their employment by the Buyer in circumstances where they are a Good Leaver; and

6.4.1.2	in respect of each Loyalty Payment made, a further £9,600 together with interest accrued thereon (“Employer's NIC Payment”) shall be paid to the Buyer. The Employer's NIC Payment is to be paid at the same time as the Loyalty Payment. The Buyer undertakes to use each such Employer's NIC Payment to settle the Buyer's employer's national insurance contribution liability arising in respect of the relevant Loyalty Payment; and

6.4.2	from the Second Escrow Account:

6.4.2.1
£100,000 (together with all interest accrued thereon) paid to the Traders as a retention/loyalty bonus within 10 Business Days after the first anniversary of the Exchange Date, such amount to be apportioned in accordance with the Performance Criteria between the Traders who remain in the employment of the Buyer on the first anniversary of the Exchange Date (save that a Trader who has had his employment terminated for whatever reason and is on his notice period on the first anniversary of the Exchange Date will not be entitled to receive any payment, which payment shall instead be apportioned to the remaining Traders in accordance with the Performance Criteria); and

6.4.2.2
£100,000 (together with all interest accrued thereon) to be payable to the Traders as a retention/loyalty bonus within 10 Business Days after the second anniversary of the Exchange Date, such amount to be apportioned in accordance with the Performance Criteria between the Traders who remain in the employment of the Buyer on the second anniversary of the Exchange Date (save that a Trader who has had his employment terminated for whatever reason and is on his notice period on the second anniversary of the Exchange Date will not be entitled to receive any payment, which payment shall instead be apportioned to the remaining Traders in accordance with the Performance Criteria).

6.5
If either Stephen Hills or John Hale (or both) terminate his / their employment by notice or otherwise ceases to be employed by the Buyer except as a Good Leaver (“Bad Leaver”) on or after the Exchange Date but prior to the first anniversary of the Exchange Date no Loyalty Payment shall be due to such Bad Leaver.

6.6
In advance of a payment becoming due pursuant to clause 6.4, the Buyer shall request that such payment is made by the Escrow Agent by notice in writing to the Escrow Agent in accordance with the Escrow Agreement.

6.7
If and to the extent the payments due under clause 6.4.1 have been made or are no longer due, then any balance remaining in the First Escrow Account shall be paid to the Buyer (together with all interest accrued thereon) from the First Escrow Account by way of electronic transfer for same day value as soon as reasonably practicable and in any event within 10 Business Days after all of the payments to be made from the First Escrow Account have been made or are no longer due.

6.8
If and to the extent the payments due under clause 6.4.2 have been made or are no longer due, then any balance remaining in the Second Escrow Account shall be paid to the charity Children with Leukaemia (together with all interest accrued thereon) from the Second Escrow Account by way of electronic transfer for same day value as soon as reasonably practicable and in any event within 10 Business Days after all of the payments to be made from the Second Escrow Account have been made or are no longer due.

7	Exchange

Execution of this agreement shall take place at the offices of the Seller’s Solicitors on the Exchange Date and the Seller and the Buyer shall do those things listed in schedule 5.

8	Completion

8.1
Completion of this agreement shall take place on the date determined in accordance with the provisions of clause 9.7.  On the Completion Date, the Seller and the Buyer shall do those things listed in schedule 6.

8.2
If the Option is exercised in accordance with clause 5, the Seller shall be entitled to receive from Merrill Lynch such amount of the cash balance of the Securities Portfolio to be transferred to the Buyer as is equal to the Costs, in satisfaction in whole or, in the event that the Costs exceed the cash balance of the Securities Portfolio, in part, of the Buyer's obligation to pay the Costs to the Seller pursuant to clause 10.2.

8.3
If the Option is not exercised in accordance with clause 5, the Buyer shall forthwith pay to the Seller the Costs pursuant to clause 10.2, or if the cash balance of the Securities Portfolio is not sufficient to meet the Costs, the Buyer shall forthwith pay to the Seller the outstanding balance of Costs pursuant to clause 10.2.

8.4
If the Costs cannot be definitively determined or agreed at Completion, the parties shall agree an estimate of Costs in good faith for the purposes of clauses 8.2 and 8.3.  Once a final account of Costs is agreed between the parties, the parties shall make any payments to each other required to put them in the position they would have been in had the Costs been definitively determined or agreed at Completion.  If the Seller and the Buyer are unable to reach agreement within 15 Business Days of the Completion Date, the matter shall be resolved in accordance with clause 10.9.

8.5
Notwithstanding the obligations of the Seller listed in schedule 6, the Seller will, if so required in writing by the Buyer, transfer anything that it is obliged to transfer to the Buyer pursuant to schedule 6 instead directly to the Buyer's Nominee in satisfaction of its obligations pursuant to clause 8.1.

9	Further obligations

9.1
The Seller and the Buyer agree that with effect from the Completion Date, the Buyer shall become entitled to all of the rights and benefits (subject to the associated obligations) of the Seller in respect of the Business and Assets and, if the Option has been exercised the Securities Portfolio and the Portfolio Contracts, in accordance with clause 2.1.

9.2	The Buyer shall use its reasonable endeavours to, and the Seller shall use its reasonable endeavours to assist the Buyer to, obtain as soon as is reasonably practicable after the Exchange Date:

9.2.1	any FSA consents or waivers required by the Buyer; and

9.2.2	such third party consents or novations as may be required to assign the Business Contracts and, in anticipation of the potential exercise of the Option, the Portfolio Contracts to the Buyer.

9.3
Subject to the first fixed charge of Merrill Lynch pursuant to the prime brokerage Portfolio Contract, if any consent referred to in clause 9.2.2 is refused or otherwise not obtained prior to Completion then until such consent shall be obtained:

9.3.1
the Seller will, from the Completion Date, hold the monies and other benefits or profits received under the Business Contracts and, if the Option has been exercised the Portfolio Contracts as trustee for the Buyer and will, immediately upon receipt of the same, account for and pay or deliver to the Buyer without any deduction or withholding whatsoever all those monies and other benefits (for the avoidance of doubt any payments made by the Seller under this clause shall be gross without any deduction for tax); and

9.3.2
the Buyer shall (if sub contracting or agency is permissible under the relevant Business Contract) as the Seller's sub contractor or agent perform on behalf of the Seller all the obligations arising after the Completion Date to the extent Disclosed (including in the documents annexed to the Disclosure Letter).

9.4	Nothing in this agreement shall:

9.4.1
require the Buyer to perform any obligations or discharge any liabilities created by or arising under any Business Contracts insofar as such obligations or liabilities fall due to be performed before the Exchange Date; or

9.4.2	make the Buyer liable for any act, neglect, default or omission in respect of any Business Contracts committed by the Seller or occurring before the Exchange Date.

9.5	The Seller shall indemnify the Buyer from and against any Losses in connection with any act or thing done or omitted to be done by the Seller prior to the Exchange Date in relation to the Business, the Business Contracts, the Securities Portfolio and the Portfolio Contracts.

9.6
Between Exchange and Completion the Buyer may serve notice on the Seller at any time after any relevant third party consents or agreement to novate is obtained requiring the Seller to execute an assignment or a novation (in terms reasonably required by the Buyer) of a Business Contract to or in favour of the Buyer, and the Seller will arrange for the execution of such assignment or novation and its delivery to the Buyer not later than five Business Days after the receipt either of such notice or of the engrossment of such assignment or novation by the Seller (or the Seller’s Solicitors) whichever is the later.

9.7
Immediately upon the provisions of clause 9.2 being met or waived by the Buyer, the Buyer shall give notice in writing to the Seller that the Buyer wishes to complete the acquisition of the Business and Assets.  Receipt by the Seller of such notice will operate to effect Completion of this agreement on the date specified therein.  If no such notice is served before the Longstop Date, Completion shall take place on the Longstop Date.

9.8
During the period commencing on the Exchange Date and ending on the Completion Date, the Buyer shall have the right to appoint a manager of the Business (the “Buyer's Appointed Manager”) and to remove any such person so appointed, and to appoint a replacement in his place from time to time at the Buyer's sole discretion.

9.9	The Seller shall at all times during this period permit the Buyer's Appointed Manager to participate in the day-to-day management of the Business, including:

9.9.1
any communication or discussions with any of the Employees concerning their salary, bonus, terms, conditions, holiday, transfer pursuant to the Employment Regulations, any disciplinary or other grievance (whether formal or informal) proceedings and/or any other matter concerning any of the Employees; and

9.9.2	any risk policy for trading in the Securities Portfolio or for any other activities in relation to the Securities Portfolio.

9.10	The Seller undertakes to the Buyer that it shall, from the Exchange Date until the Completion Date, comply with the provisions of schedule 7.

9.11
As from the Exchange Date, the Buyer and any persons authorised by it, upon reasonable notice to the Seller shall be given full access to the Business Records and the Retained Business Records and the Premises from which the Business is operated and the Employees shall be instructed to give promptly all such information and explanations to the Buyer or those persons in relation to the Business as the Buyer or those persons may reasonably request.

9.12	The Seller shall maintain in place all insurance policies relating to the Business between the Exchange Date and Completion.

9.13
The Buyer shall be entitled by notice in writing to the Seller to require the Seller to procure that as soon as reasonably practicable, the Business, Assets and Employees are re-located from the Premises to another suitable location designated by the Buyer in its absolute discretion and for the avoidance of doubt, the parties agree that all costs incurred by the Seller in respect of the said re-location shall be included within the meaning of Assumed Liabilities for the purposes of clause 10.3.1.

10	Effect of Completion and Costs

10.1	On Completion being effected in accordance with the terms of clause 8:

10.1.1
the Seller and the Buyer agree that the Seller shall be treated as having carried on the Business and, if the Option has been exercised, the Securities Portfolio having been traded, as from the Exchange Date and until Completion for the benefit and account of the Buyer;

10.1.2	the Seller shall further be treated as having held the Assets and, if the Option has been exercised, the Portfolio Contracts, in trust for the Buyer; and

10.1.3
the Seller and the Buyer shall account to and indemnify each other accordingly, to the intent that all the benefits and liabilities arising from (i) the carrying on of the Business, and (ii) if the Option has been exercised, the trading of the Securities Portfolio, in each case from the Exchange Date, shall accrue to and be borne by the Buyer.

10.2
The Seller shall keep a full and proper account of all Costs and shall deliver to the Buyer the same as soon as possible once a date for Completion has been set or determined.  The Buyer agrees to pay to the Seller the Costs as soon as reasonably practicable after Completion in accordance with clauses 8.2 and 8.3.  In this agreement, “Costs” means the Assumed Liabilities up to Completion plus the Outgoings plus the Late Completion Service Charge.

10.3	In this agreement, “Assumed Liabilities” means:

10.3.1
all obligations and liabilities of the Seller incurred in connection with the Business and the Assets arising after the Exchange Date save for any obligations or liabilities of the Seller resulting from a breach by the Seller of the provisions of schedule 7;

but shall in any event exclude the following liabilities (“Excluded Liabilities”):

10.3.2	any liabilities incurred in relation to any of the Excluded Assets;

10.3.3
any liabilities or obligations expressly stated in this agreement to be borne by the Seller or in respect of which the Seller has agreed to indemnify the Buyer whether under this agreement or otherwise; and

10.3.4	subject to clause 10.10, Tax of any kind in respect of any income, profits or gains of the Seller or for which the Seller is otherwise liable.

10.4	Nothing in this agreement shall be construed as an acceptance or assumption by the Buyer of any liability or obligation which is not expressly assumed by the Buyer under this agreement.

10.5
The Buyer undertakes to the Seller to indemnify the Seller on an after Tax basis and keep it fully indemnified from and against the Assumed Liabilities and against all Losses in respect thereof.  For the avoidance of doubt, this clause does not extend to the Losses in respect of the Securities Portfolio.

10.6	The Seller undertakes to the Buyer to indemnify the Buyer on an after Tax basis and keep it fully indemnified from and against the Excluded Liabilities and against all Losses in respect thereof.

10.7
In this agreement, “Outgoings” means such part as is attributable to the period commencing on the day immediately following the Exchange Date until Completion of all periodical payments, outgoings, and liabilities (excluding the Assumed Liabilities and the Excluded Liabilities) in relation to the Business and the Assets including but not limited to salaries, wages, bonuses, accrued holiday pay, national insurance, pension contributions and all other payments (including, without limitation, holiday pay entitlements, health insurance, block policy premiums and season ticket loans or other advances) to or in respect of the Employees apportioned on a time basis.  No apportionment shall be made in respect of VAT.

10.8	In this agreement, “Late Completion Service Charge” means the sum calculated by multiplying the number of months (or part thereof) that the Business remains operated at the Premises comprised in the time period between 30 September 2006 and the Completion Date by £45,000.

10.9
The Seller and the Buyer shall together endeavour to agree the Costs (including apportionments) required by this clause 10.  If the Seller and the Buyer are unable to reach agreement within 15 Business Days of the Completion Date, the matter shall be referred to an independent chartered accountant appointed by agreement in writing between the Seller and the Buyer or failing agreement within 5 Business Days by the president for the time being of the Institute of Chartered Accountants in England and Wales (or any successor institute) upon an application made by either the Seller or the Buyer who shall be instructed to determine the relevant amounts due in respect of the statement of Costs (including apportionments) in question, and the Seller and the Buyer shall provide the independent chartered accountant for this purpose with all relevant working papers or copies.  The said accountant shall act as expert and not as arbitrator and in the absence of manifest error, his decision shall be final and binding on the parties.  His costs shall be borne equally by the Seller and the Buyer.

10.10
Notwithstanding any other provision of this agreement, in the event that the Buyer exercises the Option pursuant to clause 5, the Buyer undertakes to indemnify the Seller in respect of Tax of any kind in respect of any income, profits or gains of the Seller or for which the Seller is otherwise liable relating to the Business or the Securities Portfolio arising between the Exchange Date and the Completion Date.

11	Employees

11.1
The parties acknowledge and agree that pursuant to the Employment Regulations the contracts of employment (save to the extent that they relate to rights under occupational pension schemes excluded by regulation 10 of the Employment Regulations) between the Seller and the Employees will have effect after the Completion Date as if originally made between the Buyer and the Employees.

11.2	The Seller will indemnify and keep indemnified the Buyer immediately on demand against any Losses made, suffered or incurred by it as a direct or indirect result of:

11.2.1	any act or omission of the Seller prior to the Completion Date arising out of or relating to the employment of any of the Employees;

11.2.2	the termination of employment by the Seller prior to the Completion Date of any of the Employees;

11.2.3
the employment or termination of employment prior to the Completion Date of any employee or person engaged in the Business or by the Seller who is not an Employee and where such liabilities transfer or are alleged to transfer to the Buyer pursuant to the Employment Regulations; and

11.2.4
any claim by a recognised trade union, works council, staff association or other representative, person or body (whether elected or not) in respect of the Employees arising out of the Seller's failure to comply with its legal obligations to such union, council, association, representative, person or body, including any breach of Regulations 13 or 14 of the Employment Regulations,

save for any Losses made, suffered or incurred as a direct or indirect result of the entering into by the Seller of, and the content of, the Compromise Agreements.

11.3
The Buyer will indemnify and keep indemnified the Seller immediately on demand against all Losses suffered or incurred by it as a direct or indirect result of any act or omission or anticipated act or omission by the Buyer in respect of the employment or termination of employment of any Employee after the Exchange Date or in respect of any failure to provide relevant information for the purposes of collective consultation pursuant to the Employment Regulations.

11.4
The Seller and the Buyer will give each other such assistance as either may reasonably require to comply with the Employment Regulations in relation to the Employees and in contesting any claim by any person employed or engaged in the Business at or before the Completion Date resulting from or in connection with this agreement.

11.5
The Seller will consult and keep the Buyer fully informed regarding any of the information it proposes to give to the Employees and their representatives or any consultation it has had with the Employees and their representatives regarding this agreement prior to the Completion Date.

11.6
If any Employee informs the Seller or the Buyer that he objects to the transfer of his employment to the Buyer under this agreement pursuant to Regulation 4(7) of the Employment Regulations, the Seller or the Buyer (as the case may be) will notify the other immediately, and they will use all reasonable endeavours to persuade that Employee to withdraw their objection and accept employment with the Buyer.

12	Warranties

12.1	Subject to the provisions of schedule 4, the Seller warrants to the Buyer on the Exchange Date in the terms of the Warranties set out in schedule 3 and that:

12.1.1	it has full power and authority to enter into and perform this agreement which constitutes, or when executed will constitute, binding obligations on it in accordance with its respective terms; and

12.1.2	it has full power and authority to:

12.1.2.1	grant the Option;

12.1.2.2	sell the Assets; and

12.1.2.3	in the event that the Option is exercised, sell the Securities Portfolio and assign the benefit (subject to the burden) of the Portfolio Contracts,

to the Buyer on the terms set out in this agreement, subject only to the third party consents Disclosed (including in the documents annexed to the Disclosure Letter).

12.2	The Seller agrees that the rights and remedies of the Buyer in relation to any of the Warranties shall not be affected or limited by:

12.2.1	Exchange;

12.2.2	Completion;

12.2.3	any investigation made or to be made by or on behalf of the Buyer into the Business, the Assets, the Securities Portfolio, the Portfolio Contracts or any aspect of them; or

12.2.4	any information of which the Buyer or any member of their group has knowledge, whether actual, imputed or constructive.

12.3	The Seller:

12.3.1
agrees that any information or advice supplied by any of the Employees to the Seller or its agents, representatives or advisers in connection with this agreement or the contents of the Disclosure Letter shall not constitute a defence to any claim by the Buyer under this agreement; and

12.3.2
irrevocably waives and agrees not to make any claim against any of the Employees in respect of any misrepresentation, inaccuracy or omission in or from any information or advice so supplied or on whom it may otherwise have relied in entering into this agreement or authorising any statement in the Disclosure Letter.

12.4
The limitations contained in schedule 4 shall not apply to any claim which arises as the consequence of, or is delayed as a result of, fraud, wilful misconduct or deliberate or wilful concealment by the Seller.

12.5	The Seller agrees that each of the Warranties is separate from and independent of any other warranty.

12.6	The Warranties are qualified by matters Disclosed.

12.7
Any liability of the Seller to the Buyer and/or any right of the Buyer or any other person under this agreement may, in whole or in part, be released, compounded or compromised or time or indulgence may be given by the Buyer, or that other person in respect of it without in any way prejudicing or affecting its rights against the Seller in respect of any other liability of the Seller or right of the Buyer or of any other person under this agreement.

12.8
If any of the Warranties are expressed to be given "so far as the Seller is aware" or "to the best of the knowledge, information and belief of the Seller", or words to that effect the Seller shall be deemed to have knowledge of all facts, matters and circumstances which would be known to it had it made due and careful enquiries of Stephen Hills and John Hale.

13	Relocation costs

The Seller will make a contribution of £115,000 to the Buyer in respect of the costs of transferring the Assets to the Buyer’s premises which amount shall be deducted from the consideration for the Option in accordance with clause 4.1.2.

14	Further Assurance

14.1	On and after Completion from time to time and subject to the express provisions of this agreement, the Seller shall at its own cost:

14.1.1	do, execute and perform all such acts, deeds, documents and things (or procure the doing, execution or performance of them) as the Buyer may from time to time reasonably require for the purpose of:

14.1.1.1
vesting in it (or the Buyer's Nominee, as the case may be) the full benefit of the Business and Assets and pending that vesting the Seller shall hold the benefit of the Business and the Assets in trust for the Buyer;

14.1.1.2
in the event that the Option has been exercised in accordance with clause 5, vesting in it (or the Buyer's Nominee, as the case may be) the full benefit of the Securities Portfolio and the Portfolio Contracts and pending that vesting the Seller shall hold the benefit of the Securities Portfolio and the Portfolio Contracts in trust for the Buyer; and

14.1.1.3
giving full effect to this agreement and securing to the Buyer (or the Buyer's Nominee, as the case may be) the full benefit of the rights, powers and remedies conferred upon the Buyer in this agreement;

14.1.2
from time to time supply to the Buyer (or the Buyer's Nominee, as the case may be) such information and assistance as the Buyer may reasonably require for the purpose of implementing the provisions of this agreement and enabling it to carry on the Business in the same manner as and no less efficiently than the Seller; and

14.1.3
give to the Buyer (or the Buyer's Nominee, as the case may be) all reasonable assistance to enable the Buyer to enforce or obtain the full benefit of any rights against third parties hereby transferred to the Buyer (or the Buyer's Nominee, as the case may be).

14.2	Access to books and records:

14.2.1
the Seller shall deliver to the Buyer all the Business Records on the Completion Date and title in such Business Records shall vest in the Buyer (or the Buyer's Nominee, as the case may be) from Completion;

14.2.2
the Seller shall for a period of six years and five months from the Completion Date make available any books, accounts, returns and records not delivered to the Buyer (or the Buyer's Nominee, as the case may be) at the Completion Date which contain information which should be provided to the Buyer (or the Buyer's Nominee, as the case may be) or which is required for the purpose of the Business or any tax or other return in connection with it for inspection by representatives of the Buyer (or the Buyer's Nominee, as the case may be) during working hours on reasonable advance notice being given; and

14.2.3
during the period of six years and five months after the Completion Date, if any Business Information is not in the possession of the Buyer (or the Buyer's Nominee, as the case may be) or readily discoverable by the Buyer (or the Buyer's Nominee, as the case may be) but is in the possession or under the control of or available to any member of the Seller's Group, the Seller shall procure that such Business Information is provided to the Buyer (or the Buyer's Nominee, as the case may be) promptly on request.

14.3
The Seller shall procure that copies of all notices, correspondence, information, orders or inquiries relating to the Business, Assets, Securities Portfolio and Portfolio Contracts which are received by the Seller or any member of the Seller’s Group between the Exchange Date and the Completion Date shall be immediately sent to the Buyer.

14.4
The Seller shall procure that all notices, correspondence, information, orders or inquiries relating to the Business, Assets and if the Option is exercised, the Securities Portfolio and Portfolio Contracts which are received by the Seller or any member of the Seller’s Group on or after the Completion Date shall be immediately passed on or referred to the Buyer (or the Buyer's Nominee, as the case may be).

14.5
At any time after the Completion Date and upon reasonable request from time to time the Buyer shall provide, or procure to be provided, to the Seller (at the Seller’s expense), all information relating to the Business relating to the period up to the Completion Date and which is in its possession or under its control.

14.6
The Buyer acknowledges that Steve Hills and John Hale shall, in their capacity as directors of the Seller, provide such assistance to the Seller as the Seller may reasonably request after Completion at no cost to the Seller in connection with the proposed winding up of the Seller after Completion.

14.7	Between the Exchange Date and the Completion Date, the Seller and the Shareholder jointly and severally (subject to a maximum liability equal to the Consideration) undertake:

14.7.1	not to voluntarily wind up the Seller;

14.7.2	not to appoint an administrator, administrative receiver provisional liquidator, liquidator, or receiver of the Seller;

14.7.3	not to enter into any company voluntary arrangement; and

14.7.4	to satisfy and discharge all creditors of the Business as and when such liabilities fall due and for the avoidance of doubt, this shall include the payments to be made in accordance with clause 6.2.

15	Assignment and succession

15.1	This agreement binds each party’s successors and permitted assigns and personal representatives (as the case may be).

15.2	Except as expressly agreed between the parties, none of the rights of the parties under this agreement may be transferred.

16	Announcements

16.1
Subject to clauses 16.2 and 16.3, no press or public announcement or statement, circular or communication shall be made or sent by any of the parties in relation to this agreement or the subject matter of it.

16.2
Any party may make an announcement or issue a circular or communication concerning this agreement or the subject matter of it if required by law or by any securities exchange or regulatory or governmental body to which either party is subject (including without limitation the London Stock Exchange, the UK Listing Authority or the Takeover Panel) provided that the party making it shall use all reasonable endeavours to consult with the other parties prior to its despatch.

16.3
Nothing in this agreement will prohibit the Buyer from making or sending after the Completion Date any announcement to a customer, client or supplier of the Business informing it that the Buyer has purchased the Business.

17	Confidentiality

17.1	Subject to clause 17.3, all of the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to:

17.1.1	the provisions of this agreement, or any document entered into pursuant to this agreement;

17.1.2	the negotiations relating to this agreement; and/or

17.1.3	any of the other parties.

17.2
Subject to clause 17.3, all of the parties shall also treat as strictly confidential all information used in or otherwise relating to the Business, the Assets, the Securities Portfolio, the Portfolio Contracts or customers or financial or other affairs of the Seller in relation to the Business including all know-how comprised in the Intellectual Property.

17.3	Each party shall be entitled to disclose information referred to in clause 17.1 which would otherwise be confidential if and to the extent the disclosure is:

17.3.1	required by the law if any relevant jurisdiction;

17.3.2
properly required by any securities exchange or regulatory or governmental body to which either party is subject or reasonably submits wherever situated, including (without limitation) the London Stock Exchange, the UK Listing Authority or the Takeover Panel, whether or not the requirement for disclosure has the force of law;

17.3.3	required to vest in that party the full benefit of this agreement;

17.3.4
disclosed to the professional advisers, auditors or bankers of that party or any other member of the Sellers' Group (in the case of the Seller) or any other member of the Buyer's Group (in the case of the Buyer);

17.3.5
disclosed to the officers or employees of that party or any other member of the Sellers' Group (in the case of the Seller) or any other member of the Buyers' Group (in the case of the Buyer) who need to know the information for the purposes of the transactions effected or contemplated by this agreement subject to the condition that the party making the disclosure shall procure that those persons comply with clause 17.1 as if they were parties to this agreement;

17.3.6	of information that has already come into the public domain through no fault of that party;

17.3.7	of information of the kind referred to in clause 17.1.3 which is already lawfully in the possession of that party as evidenced by its or its professional advisers' written records and which was not acquired directly or indirectly from the other party to whom it relates;

17.3.8
to a bona fide potential purchaser of a substantial part of the Business or of the Buyer, always subject to such potential purchaser being themselves subject to appropriate confidentiality obligations; or

17.3.9	approval by all of the other parties in writing in advance, that approval not to be unreasonably withheld or delayed,

provided that any information disclosed pursuant to clauses 17.3.1 or 17.3.2 shall be disclosed only after notice to the other parties and the disclosing party shall take reasonable steps to co-operate with the other parties regarding the manner of that disclosure or any action which any of them may reasonably elect to take to challenge legally the validity of that requirement.

17.4	The restriction contained in this clause shall continue to apply after the rescission or termination of this agreement and, following Completion, shall continue to apply without limit in time.

18	Guarantee

18.1
If the Seller shall fail to comply, or shall be wound up so that it cannot comply, with the provisions of clause 12, then the Shareholder guarantees that it shall (on demand by the Buyer) immediately satisfy the liabilities of the Seller pursuant to clause 12 and, for the avoidance of doubt, the provisions of schedule 4 shall continue to apply to the liabilities of the Seller pursuant to clause 12 (even though such liabilities of the Seller are to be satisfied by the Shareholder pursuant to this clause 18.1) such that the Shareholder will thereby have the benefit of the provisions of schedule 4 as if the word "Seller" was replaced by the word "Shareholder" in schedule 4.

18.2
The guarantee set out in this clause 18 is a continuing guarantee and shall remain in force and effect until the Seller has discharged its liabilities under clause 12 or such liabilities expire pursuant to the provisions of schedule 4.

18.3
The Buyer may only claim under the guarantee set out in this clause 18 if it has first made a demand of the Seller or has taken all action to claim under or enforce any other right, security or other guarantee which it may hold from time to time in respect of the Seller's obligations under clause 12.

19	VAT

19.1	The sale of the Business and Assets

19.1.1
The Seller and the Buyer acknowledge that, in mutual reliance on each other’s warranties in this clause, the sale and purchase of the Business and Assets, and, in the event that the Option has been exercised, the Securities Portfolio and the Portfolio Contracts, will constitute the transfer of a business (or part of a business) as a going concern (“TOGC”) for the purposes of article 5 of the Value Added Tax (Special Provisions) Order 1995 (the “Order”).

19.1.2
The Seller and the Buyer shall use all reasonable endeavours to ensure that the sale of the Business and Assets, and, in the event that the Option has been exercised, the Securities Portfolio and the Portfolio Contracts, is treated as a TOGC.

20	Indemnities

20.1
Except for the indemnity in clause 11.2, if any claim is made against or liability incurred by a party to this agreement (in this clause, the “Indemnified Party”) in respect of which an indemnity is or is to be sought from the other (the “Indemnifier”):

20.1.1
the Indemnifier shall have the right, upon notice to the Indemnified Party, to have the conduct of all litigation or other proceedings (“Proceedings”) in respect of such claim and in that connection the Indemnified Party shall give or cause to be given to the Indemnifier all such assistance as the Indemnifier may reasonably require in disputing such claim and conducting such proceedings and shall instruct such solicitors or other professional advisers as the Indemnifier may nominate to act on behalf of the Indemnified Party but in accordance with the instructions of the Indemnifier;

20.1.2
the Indemnifier shall keep the Indemnified Party promptly informed of the conduct of any proceedings of which it has conduct, shall consult the Indemnified Party on any matter which is or is likely to be material in relation to any proceedings and shall take account of all reasonable requirements of the Indemnified Party in relation to these;

20.1.3	the Indemnified Party shall not make any settlement or compromise of such claim or agree to any matter in the conduct of proceedings relating to such claim which may affect the amount of the liability in respect of such claim without the prior approval of the Indemnifier, such approval not to be unreasonably withheld or delayed and provided always that if the Indemnifier refuses approval to such settlement or compromise and the Indemnified Party subsequently becomes liable to pay a greater amount than the amount at which it could have settled or compromised the claim the Indemnifier shall be liable for any increase in the liability and any additional costs incurred since the proposed date of settlement or compromise;

20.1.4
the Indemnifier shall not make any settlement or compromise of such claim or agree to any matter in the conduct of proceedings relating to such claim which may be prejudicial to the Indemnified Party without prior consultation with the Indemnified Party; and

20.1.5
where the Indemnifier takes over the conduct of any proceedings pursuant to the provisions of this clause, the Indemnifier shall indemnify and keep the Indemnified Party indemnified in respect of all liabilities and reasonable and proper out-of-pocket costs, charges and expenses properly incurred by the Indemnified Party as a consequence of such proceedings, except to the extent that such costs, charges or expenses are recovered from another party to the proceedings.

21	No merger

 The obligations contained in or implied by this agreement which have not been performed at or prior to either of the Exchange Date and the Completion Date (as the case may be) and the Warranties, together with any other warranties, representations and indemnities contained in it and any rights or remedies available pursuant to it, shall remain in full force and effect notwithstanding, and shall not be affected by, the Exchange Date or the Completion Date.

22	Amendments and waivers

22.1
No amendment or variation of the terms of this agreement or the Disclosure Letter shall be effective unless it shall be made or confirmed in a written document signed by all of the parties to the relevant document.

22.2	No delay in exercising or non-exercise by any party of any of right, power or remedy provided by law under or in connection with this agreement shall impair, or otherwise operate as a waiver or release of that right, power or remedy.  Any waiver or release must be specifically granted in writing signed by the party granting it and shall:

22.2.1	be confined to the specific circumstances in which it is given;

22.2.2	not affect any other enforcement of the same or any other right; and

22.2.3	(unless it is expressed to be irrevocable) be revocable at any time in writing.

22.3
Any single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

23	Cumulative rights

The rights, powers and remedies of each party provided in this agreement are cumulative and not exclusive of any rights or remedies of that party under the general law.  Each party may exercise each of its rights as often as it shall think necessary.

24	Contracts (Rights of Third Parties) Act 1999

24.1
Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

24.2	The parties may rescind or vary this agreement without the consent of a third party to whom an express right to enforce any of its terms has been provided.

25	Costs

Except where this agreement provides otherwise, each party shall be responsible for the legal fees incurred by it in connection with and incidental to the preparation and completion of this agreement, and the other documents referred to in this agreement.

26	Set-off, withholding tax and grossing-up

Save as expressly provided for the Seller and the Buyer shall pay all sums payable by it under or pursuant to the terms of this agreement free and clear of all deductions or withholdings except for those required by law.  If a deduction or withholding is required by law, the deduction or withholding will not exceed the minimum amount which it is required by law to deduct or withhold and the Seller and the Buyer shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

27	Invalidity

27.1
Subject to clauses 27.2 and 27.3, if a provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

27.2
If a provision of this agreement is, or but for this clause would be, held to be illegal or unenforceable, in whole or part, but would be legal and enforceable if the period of application were reduced or if part of the provision were deleted, the provision shall apply with the minimum modification necessary to make it legal and enforceable.

27.3
If a provision of this agreement is held to be illegal or unenforceable, in whole or in part, and clause 27.2 cannot be used to make it legal and enforceable, the Buyer may require the Seller to enter into a new deed under which the Seller undertakes in the terms of the original provision, but subject to such amendments as the Buyer specifies in order to make the provision legal and enforceable.  The Seller will not be obliged to enter into a new deed that would increase its liability beyond that contained in this agreement, had all its provisions been legal and enforceable.

28	Counterparts

28.1	This agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

28.2	Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

29	Communications

29.1	All notices and other communications between the parties with respect to this agreement shall be in English and in writing and shall:

29.1.1
be delivered by hand, or sent by first class prepaid registered post (or airmail if sent outside Great Britain) to the party concerned at the relevant address as set out at the start of this agreement (or to such other address as the relevant party may notify to the other parties from time to time in accordance with this clause for the purpose of this clause); or

29.1.2
be sent by facsimile to the facsimile number stated below (or to such other facsimile number as the relevant party may notify to the other parties from time to time in accordance with this clause for the purpose of this clause).

29.2	In the absence of evidence of earlier receipt, notices and other communications shall be deemed to have been received as follows:

29.2.1	(if sent by post within Great Britain) at the earlier of the time of delivery and 10:00 a.m. on the second Business Day after posting;

29.2.2	(if sent by post outside Great Britain) at the earlier of the time of delivery and 10:00 a.m. on the fifth Business Day after posting;

29.2.3	(if delivered by hand) upon delivery;

29.2.4	(if sent by facsimile) when a complete and legible copy of the communication, whether that sent by facsimile or a hard copy sent by post or hand, has been received at the appropriate address,

provided that if any communication would otherwise become effective on a non-Business Day or after 5:00 p.m. on a Business Day, it shall instead become effective at 10:00 a.m. on the next Business Day and if it would otherwise become effective before 9:00 a.m. on a Business Day, it shall instead become effective at 10:00 a.m. on that Business Day.

29.3	In proving service it shall be sufficient to prove that personal delivery was made.

29.4
Communications addressed to the Seller which are delivered or sent in accordance with clause 29.1, shall be marked for the attention of Stephen Hills, communications addressed to the Buyer shall be marked for the attention of Quinton Wood with a copy marked for the attention of Casper Rondeltap (at c/o Van der Moolen Holding N.V., Keizergracht 307, Postbus 11374, Amsterdam 1001-GJ, Netherlands), and communications addressed to the Shareholder shall be marked for the attention of Thierry Schaap.

29.5	The facsimile numbers referred to in clause 29.1 are:

for the Seller:                                          +44 (0)207 929 5455;

for the Buyer:                                         +44 20 7082 2599 (with a copy, marked for the attention of Casper Rondeltap, to +31 20 535 67 44); and

for the Shareholder:                                +31 205 220 340.

30	Entire agreement

30.1
This agreement and the documents referred to in it together constitute the whole and only agreement between the parties in relation to the sale and purchase of the Business, the Assets, the Securities Portfolio and the Portfolio Contracts and, subject as expressly provided to the contrary in this agreement, supersede all previous negotiations, agreements and understandings, written or oral, between the parties relating to the subject matter of this agreement.

30.2
Each party acknowledges that in entering into this agreement it places no reliance on any representation, warranty or other statement relating to the subject matter of this agreement, other than as set out in this agreement.

30.3
No party shall have any liability or remedy in respect of any representation, warranty or other statement (other than those contained in this agreement) being false, inaccurate or incomplete unless it was made fraudulently, wilfully or deliberately.

31	Continuing effect

 Each provision of this agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

32	Proper law

This agreement shall be governed by and construed in accordance with English law and the parties irrevocably agree to submit any dispute which may arise out of, under, or in connection with this agreement to the exclusive jurisdiction of the English courts.

EXECUTION

The parties have shown their acceptance of the terms of this agreement by executing it as a Deed after the schedules.

Delivered as a deed on the date of this document.

SCHEDULE 1

Part 1 - Portfolio Contracts

1.	International Prime Brokerage Agreement between (1) Merrill Lynch International and (2) Seller, dated 2 May 2003

2.	Deed of Amendment to the International Prime Brokerage Agreement between (1) Merrill Lynch International and (2) Seller, dated 30 June 2006

3.	General Clearing Agreement between (1) Merrill Lynch International and (2) Seller, dated 5 June 2003

Part 2 - Business Contracts

1.	Service Contract between (1) Proquote and (2) Seller, dated 22 November 2005

2.	Service Contract between (1) Reuters and (2) Seller, dated 23 September 1997

3.	System Purchase & Support Agreement between (1) Reuters and (2) Seller, dated 6 November 2000

4.	Service Contract between (1) Bloomberg and (2) Seller, dated 28 May 1998

5.	Service Contract between (1) Bloomberg and (2) Seller, dated 26 February 1998

6.	Service Contract between (1) Bloomberg and (2) Seller, dated 7 November 1997

7.	Service Contract between (1) TraderTeam and (2) Seller, dated 7 June 2006

8.	Letter from Dividend Directory Limited (now called Markit Dividends Limited) containing the terms and conditions upon which they provide dividend forecasts to the Seller, dated 23 November 1999

9.	GannCorner Subscription Agreement relating to provision of commentary and technical analysis on various financial products, dated 4 July 2003

10.	System Purchase and Maintenance Agreement between (1) Etrali-UK Limited and (2) Seller, dated 3 November 1997

11.	Licence Contract for Software Products between (1) RTS Realtime Systems AG and (2) Seller, dated 1 April 1998

12.	Maintenance of Software Products between (1) RTS Realtime Systems AG and (2) Seller, dated 1 April 1998

13.	Letter relating to the Deposit of RTD source code from RTS Realtime Systems to Seller, dated 26 November 2003

14.	Those licences referred to in email from Steve Hills of Seller, to Thierry Schapp of Shareholder, relating to the RTS licences currently in use, dated 18 April 2006

15.	The benefit of the Source Code Deposit Agreement between (1) RTS Realtime Systems and (2) Dr Karl-Heinz Schniegelt, dated 26 November 2003

16.	Joinder to the Source Code Deposit Agreement between (1) RTS Realtime Systems Ltd; (2) Dr Karl-Heinz Schniegelt; and (3) Seller, dated 26 November 2003

SCHEDULE 2

Employees

Name of Employee	Job Title	Date of Birth	Joining Date	Salary	Pension	Notice Period	Working hours	Holidays	Disciplinary
action

Andrew Bearfield	Trader	16/05/1968	28/08/2001	£ 50,000	£ 5,000	1 month	07:30 - 17:00	25 days	Nil Formal
Sean Cox	Trader	11/08/1970	09/04/2001	£ 50,000	£ 5,000	1 month	07:30 - 17:00	25 days	Nil Formal
Steven Croucher	IT Manager	21/02/1977	06/11/2000	£ 47,000	£ -	3 months	07:30 - 17:00	22 days	Nil Formal
John Hale	Director	01/10/1959	07/03/1989	£ 180,000	£ 18,000	24 months	07:30 - 17:00	25 days	Nil Formal
Mike Hale	Trader	10/05/1971	16/10/2000	£ 50,000	£ 5,000	3 months	07:30 - 17:00	25 days	Nil Formal
Paul Hale	Trader	30/06/1983	08/05/2000	£ 40,000	£ 4,000	1 month	07:30 - 17:00	25 days	Nil Formal
Thomas Hale	MiddleOffice	31/03/1986	01/06/2005	£ 20,000	£ -	1 month	07:30 - 17:00	20 days	Nil Formal
Andrew Hall	Trader	19/07/1968	02/01/1998	£ 70,000	£ 7,000	3 months	07:30 - 17:00	25 days	Nil Formal
Mark Harrison	Trader	03/10/1967	07/03/1989	£ 70,000	£ 7,000	12 months	07:30 - 17:00	25 days	Nil Formal
Stephen Hills	Director	04/12/1959	07/03/1989	£ 180,000	£ 18,000	24 months	07:30 - 17:00	25 days	Nil Formal
Jordan Hiscott	Trader/Broker	03/04/1980	17/02/1996	£ 15,000	£ -	1 month	07:30 - 17:00	25 days	Nil Formal
Andrew Lee	Trader	02/01/1968	07/03/1989	£ 65,684	£ 11,748	12 months	07:30 - 17:00	25 days	Nil Formal

Robert Magham	Trader	19/10/1964	06/10/1997	£ 70,000	£ 7,000	3 months	07:30 - 17:00	25 days	Nil Formal
Nicholas Powell	Trader	21/09/1970	30/06/1997	£ 70,000	£ 7,000	1 month	07:30 - 17:00	25 days	Nil Formal
Daniel Rodwell	Trader	23/08/1975	30/06/1997	£ 70,000	£ 7,000	1 month	07:30 - 17:00	25 days	Nil Formal
Gemma Rood	Office Admin	15/10/1976	13/07/2005	£ 30,000	£ -	1 month	09:00 - 17:00	20 days	Nil Formal
Ian Stretton	Trader	24/11/1967	07/03/1989	£ 70,000	£ 7,000	12 months	07:30 - 17:00	25 days	Nil Formal
Lee Thurlow	IT support	07/02/1982	20/05/2002	£ 27,000	£ -	1 month	07:30 - 17:00	20 days	Nil Formal

Total 18				Paid monthly	Paid monthly

SCHEDULE 3

Warranties

1	ASSETS

1.1	Business vested in Seller

The entire benefit of the Business is vested in the Seller absolutely.

1.2	Title to the Assets, Securities Portfolio and Portfolio Contracts

The Seller owns all the Assets, Securities Portfolio and Portfolio Contracts free from and clear of any Encumbrance (excepting only liens arising in the ordinary course of trading).

1.3	No restrictions of title

There are no agreements or arrangements whereby the title to any of the Assets, Securities Portfolio or Portfolio Contracts or any rights in the proceeds of sale of any of the Assets, Securities Portfolio or Portfolio Contracts is or may be reserved to the Seller of such Assets, Securities Portfolio or Portfolio Contracts or to any third party.

2	BUSINESS CONTRACTS

2.1	Business Contracts and Portfolio Contracts

The Business Contracts comprise all the contracts necessary to carry on the Business and all Business Contracts and Portfolio Contracts are Disclosed.

2.2	No contracts outside ordinary course etc.

There does not exist in relation to the Business any contract, agreement, commitment or arrangement remaining to be performed in whole or part or otherwise in effect:

2.2.1	which was entered into otherwise than in the ordinary course of the day to day trading operations of the Business;

2.2.2	is of a loss-making nature (that is to say, known to be likely to result in a loss to the Seller on completion of its performance); and

2.2.3	is of an onerous nature or cannot be duly observed and performed without an unusual commitment of money or resources in the context of the Business.

2.3	No material breach etc.

There does not exist in relation to the Business any contract, agreement, commitment or arrangement (including, but without limitation, any Business Contract or Portfolio Contract):

2.3.1	to which any party to the same is in material breach so as to render the same capable of termination or give rise to any right to damages or other compensation;

2.3.2	in respect of which any consent is required or any notice has to be given or other action taken as a result of the entering into or implementation of this agreement;

2.3.3	which is or may become terminable or may otherwise be adversely affected as a result of the entering into or implementation of this agreement;

2.3.4
which contravenes the provisions of the Competition Act 1998 or infringes Articles 85 or 86 Treaty of Rome or any other anti-trust legislation or any regulation or directive issued thereunder or which has been notified to the Commission of the European Communities for an exemption or in respect of which an application has been made to the said Commission for a negative clearance;

2.3.5
which is by virtue of its terms or by virtue of any practice for the time being carried on in connection with it a consumer trade practice within the meaning of s13 Fair Trading Act 1973 and susceptible to or under reference to the Consumer Protection Advisory Committee or the subject matter of a report to or order by the Secretary of State under the provisions of Part II of that Act; or

2.3.6	the performance of which is guaranteed or otherwise secured by the Seller or any other person.

2.4	Discounts, rebates, commissions

 The Disclosure Letter contains full details of all discounts, overrides, rebates, allowances, commissions and other special terms or similar terms offered to the Seller in relation to the Business by its counterparties or suppliers.

3	REGULATORY COMPLIANCE

3.1
The Seller holds all permissions, authorisations, licences and approvals necessary to conduct the Business pursuant to any laws or regulations applying to the Business and Securities Portfolio.  A list of such material permissions, authorisations, licences and approvals are Disclosed.

3.2
No governmental or regulatory authority has initiated any proceedings, investigation into the Business, Securities Portfolio or operations of the Seller that would adversely affect the Business after the Exchange Date or the Completion Date.

3.3	The Seller has complied in all material respects with the requirements of, and is in material compliance with all laws, rules and regulations applicable to it.

3.4
All persons who perform controlled functions are Approved Persons and there shall be no other employee of the Business who carry out any functions which requires such person to be an Approved Person.  No Approved Person, who is employed in the Business at the Exchange Date has been the subject of any proceeding, investigation or examination or is the subject of any criticism, censure, or adverse publicity or is liable to have their status as an Approved Person challenged or withdrawn and the Seller is not obliged to inform the FSA that it will be submitting a Form C (or make equivalent disclosure to other relevant regulator containing adverse information relating to such person).

3.5	The Seller has not been obliged to notify the FSA or any predecessor regulator of:

3.5.1	a breach of any rules, principles or statements of principle of the Financial Services Authority or material breach of any requirement imposed by FSMA; or

3.5.2
of any prosecution or conviction of any offence under FSMA or otherwise regarding the firm, its directors, officers, employees, Approved Persons or any appointed representatives now or at Completion employed or contracted to the Business.

4	CONTINUATION OF THE BUSINESS

There is no reason why the Buyer immediately after the Exchange Date and Completion will not be able to carry on the Business and trade the Securities Portfolio as it was carried on prior to the Exchange Date and there is no abnormal factor materially and adversely affecting the Business or Securities Portfolio.

5	EMPLOYEES

5.1	Employees employed in the Business

5.1.1	The Employees are all employed by the Seller in the Business and work wholly or mainly in the Business and there are no other persons employed or engaged in any capacity in the Business.

5.1.2
The Seller has not moved any Employee into the Business from another part of its business in the three months before the Exchange Date or moved any employee out of the Business into another part of its business in the same period.

5.1.3
There are no outstanding offers of employment or offers of engagement to provide consultancy or other services to the Business, and no person has accepted such an offer of employment or engagement but not yet taken up the position accepted.

5.2	No change in employment terms

5.2.1	No change has been made to any term or condition of employment of any Employee with or without his or her consent in the three month period ending on the Exchange Date.

5.2.2	The Seller has not made any representation or statement to any of the Employees concerning employment with the Buyer.

5.3	No notice or termination

None of the Employees has given or received notice terminating his or her employment and no Employee is entitled to give such notice as a result of the Seller entering into or implementing this agreement.

5.4	No objection

No notice of objection under Regulation 4(7) of the Transfer Regulations has been received by the Seller from any Employee and, as far as the Seller is aware, no such notice is pending or threatened.

5.5	No guaranteed increase

No Employee has been promised or is accustomed to receiving any guaranteed increase in basic salary or other benefits and there is no agreement with any Employee to increase his or her basic salary or any other benefits at a date in the future.

5.6	No salary or benefits in arrears

There is no salary, remuneration or other benefit which any Employee has accrued which is in arrears, unpaid or unprovided other than basic salary for part of the current month or holiday entitlement, and there is no outstanding undischarged liability to pay to any government or regulatory authority any tax, national insurance contributions, or any other such charges in respect of the Employees.

5.7	Share schemes

There are no share schemes (whether contractual or discretionary) applicable to any of the Employees.

5.8	Long-term absence

No Employees are absent from work (whether on maternity leave, unpaid leave, long-term sickness or otherwise).

5.9	No disputes

There is no litigation, claim or other dispute existing, pending or threatened (whether orally or in writing) between the Seller and any of the Employees, or any former employees or any other persons who used to work in the Business or their personal representatives or dependants, or between the Seller and any trade union, staff association, works council or any other employee representative, and the Seller has no reasonable grounds to believe that any Employee will bring any court or tribunal case, claim or action against the Buyer arising out of the Employee's employment with the Seller.

5.10	Consultation etc.

The Seller has complied with its obligations under Regulation 13 of the Transfer Regulations, and has complied with its obligations under ss188-194 Trade Union and Labour Relations (Consolidation) Act 1992.

5.11	Human Resources records

 The Seller has in its possession complete and accurate records to the extent required by law regarding the employment of the Employees, including records of all disciplinary warnings, hearings and other such matters, which records are easily accessible and in a form which can be passed to the Buyer at the Completion Date.

5.12	Compliance of the Seller

The Seller has not breached or failed to comply with any, order, notice, judgement or award in relation to any of the Employees.

6	INTELLECTUAL PROPERTY

6.1	Infringement by the Business

No part of the conduct of the Business or trades in the Securities Portfolio carried on by the Seller now or in the 6 years prior to Completion infringed, infringes, is likely to infringe or has been alleged to infringe any Intellectual Property of any other person, nor gave, gives, is likely to give or has been alleged to give rise to any obligation to pay any royalty, remuneration or other sum relating to the use of Intellectual Property.  The carrying on of the Business or trades in the Securities Portfolio by the Buyer after Completion, in the same manner as carried on by the Seller prior to Completion, will not infringe or be likely to infringe nor be alleged to infringe any Intellectual Property of any person.

6.2	Licence to the Business

Full and accurate details of the terms of any licensing or other arrangements under which the Seller or any member of the Seller's Group has or will have the use of any third party Intellectual Property in relation to the Business or trades in the Securities Portfolio are Disclosed and all such licenses or arrangements are valid and subsisting.

6.3	Sufficiency

The Intellectual Property, together with any other Intellectual Property licensed to the Seller pursuant to any arrangements which have been Disclosed against paragraph 6.2, comprise all of the Intellectual Property required by the Buyer to enable it to carry on the Business and trade the Securities Portfolio following Completion.

6.4	Confidential information of the Business

All confidential information used by the Seller in the Business is in its lawful possession and under its sole control.  The Seller has not disclosed and is not obliged to disclose any confidential information relating to or used in the Business to any person.  So far as the Seller is aware, no such confidential information is in the unauthorised possession or use of any third party.  So far as the Seller is aware, no person to whom any confidential information has been disclosed by the Seller has breached or threatened to breach any obligations of confidence or other obligations imposed on it.

6.5	Confidential information of others

No confidential information has been disclosed to the Seller, except on terms the details of which are Disclosed.  So far as the Seller is aware, the Seller is not in breach of any obligation of confidence owed to any third party.

7	INSURANCE

7.1	Insurance arrangements

All insurance arrangements relating to the Business and Securities Portfolio have been Disclosed.

7.2	Exchange Date to Completion

 All insurance arrangements Disclosed pursuant to paragraph 7.1 will remain in full force and effect between the Exchange Date and Completion.

8	LITIGATION

There are no suits, actions, litigation, arbitration or tribunal proceedings or governmental investigations pending or threatened by or against the Seller in connection with the Business, the Assets, the Securities Portfolio, the Portfolio

Contracts or the Employees and the Seller is not aware of any circumstances likely to give rise to any of these.

9	PENSIONS

9.1	Pension Scheme

All information in the possession and/or control of the Seller relating to the pension arrangements of the Employees have been Disclosed.

9.2	No other pension schemes

There is not in operation a superannuation pension, life assurance, death benefit, sickness or accident benefit scheme or arrangement in respect of which the Seller has or may have any liability (whether legally binding or not) to contribute or incur an obligation to any Employee (or any of their dependants) and no proposals has been announced to enter into or establish any scheme or arrangement of that kind other than the contributions made by the Seller to the personal pension schemes of the Employees, details of which are set out in schedule 2.

10	TAXATION

10.1	PAYE and National Insurance

 All amounts for which the Seller should have accounted to HM Revenue & Customs in respect of PAYE and national insurance in relation to the Employees have been paid and all relevant returns have been made in all cases by the due date for the same.

11	DISCLOSURE AND INFORMATION SUPPLIED

11.1	Quality of information

 All information contained or referred to in this agreement or which has been given to the Buyer or to the representatives and professional advisers of the Buyer by the Seller or its professional advisers in the course of the negotiations leading to this agreement was provided in good faith by or on behalf of the Seller to the Buyer and is accurate and not misleading to the Buyer.

12	RECORDS AND STORAGE OF INFORMATION

12.1	Records etc, properly kept

All the accounts, books, ledgers and financial and other records of whatsoever kind relating to the Business (including all VAT invoices and other VAT Records) and Securities Portfolio have been fully and properly kept and completed with no material omissions, inaccuracies or discrepancies contained or reflected therein.

12.2	All records under Seller's control

None of the Business Information is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to and from the same) are not under the exclusive ownership and direct control of the Seller.

12.3	No restrictions on access to records

The Seller is not aware of the existence of any other circumstances which are likely to cause the access to any such records, systems, data or information to cease to be available or to become adversely limited.

SCHEDULE 4

Limitation on claims

1	Time Limit on Claims

No claim shall be brought by the Buyer for any breach of any of the Warranties unless the Buyer shall have given notice of the claim to the Seller on or before the later of (i) 29 December 2006; and (ii) the first Business Day after the Completion Date.

2	Minimum Claims

Seller shall only be liable in respect of any claim brought by the Buyer for breach of any of the Warranties if the aggregate amount of all claims brought by the Buyer exceeds a total of £10,000 but if this minimum is exceeded, the Buyer may after the minimum is exceeded claim for and the Seller shall be liable for all or any breaches of the Warranties, whether those breaches occur before or after the time when that minimum is exceeded and irrespective of the amount or aggregate amounts of the claims made but subject always to the limitations in paragraphs 1 and 3.

3	Total Liability

 The aggregate liability (exclusive of interest on any judgment obtained) of the Seller in respect of claims brought by the Buyer for breaches of the Warranties (other than liability for claims under the Warranties relating to Taxation in respect of which there shall be no limitation on the amount of any liability of the Seller) shall not exceed a maximum aggregate sum of £250,000 including all legal, accountancy and other costs, fees and expenses incurred by the Buyer in seeking to enforce its rights in respect of such breaches of the Warranties.

4	Conduct of Proceedings

4.1	Upon the Buyer notifying the Seller of any claim in respect of the Warranties which arises as a result of a claim, action or demand by a third party against the Buyer, the Buyer shall:

4.1.1	provide to the Seller such documentation and information relating to the claim as the Seller shall reasonably request;

4.1.2	give due consideration to all reasonable requirements of the Seller and its professional advisers in respect of the claim;

4.1.3	at all times keep the Seller fully informed of all matters pertaining to the claim and of all steps proposed to be taken; and

4.1.4	not admit, settle, discharge or compromise the claim without the prior written agreement of the Seller, that agreement not to be unreasonably withheld or delayed.

5	No Liability if Loss is Otherwise Made Good

5.1	Buyer can only claim once

The Seller shall not be liable for breach of any Warranty to the extent that any damage, liability or loss suffered or incurred by the Buyer  as a result of that breach has been or is made good without cost to the Buyer.

5.2	Recovery from third parties

Where the Buyer is at any time entitled to recover from some person other than the Seller (not being a person who has been declared insolvent by a court of competent jurisdiction or any member of the Buyer's Group) any sum in respect of any matter giving rise to a claim under the Warranties the Buyer (as applicable) shall undertake all necessary steps at the Seller's expense (for which purpose the Seller shall provide the Buyer with reasonable security in advance, if so requested) to enforce such recovery before making a claim against the Seller provided that:

5.2.1	this shall not preclude the Buyer from giving the Seller notice of a claim required pursuant to paragraph 1;

5.2.2
the Buyer shall not be precluded from pursuing a claim against the Seller if (having complied with its obligations under this paragraph) it shall not have recovered from such other person as aforesaid within twelve months from undertaking those steps;

5.2.3
the Buyer shall not be required to take or procure any of those steps where the Seller consents to the Buyer not so doing and the Seller shall so consent if the taking of any steps would damage any trading relationship or the goodwill of the Buyer's Group to a material disproportionate extent having regard to the magnitude of the claim; and

5.2.4
in the event that the Buyer shall recover any amount from that other person, the amount of the claim against the Seller shall be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred by the Buyer recovering that sum from that other person and net of any Tax).

5.3	Repayment of amount subsequently recovered from third party

 If the Seller pays at any time to the Buyer an amount pursuant to a claim in respect of the Warranties and the Buyer subsequently recovers from some other person any sum in respect of any matter giving rise to such claim, the Buyer shall repay to the Seller so much of the amount paid to the Buyer as does not exceed the sum recovered from that other person (less all costs, charges and expenses incurred by the Buyer recovering that sum from that other person and net of any Tax).

SCHEDULE 5

Exchange

1.	The Seller shall deliver to the Buyer on the Exchange Date:

1.1
a copy of the minutes of a meeting of the directors of the Seller in the Agreed Terms authorising the execution by the Seller of this agreement and all other relevant documents referred to in this agreement;

1.2
a copy of the minutes of a meeting of the directors of the Shareholder in the Agreed Terms authorising the execution by the Shareholder of this agreement and all other relevant documents referred to in this agreement; and

1.3	a letter from Merrill Lynch in the Agreed Terms.

2.	The Seller shall ensure that the Buyer Appointed Manager is duly appointed.

3.
The Buyer shall deliver to the Seller on the Exchange Date a copy of the minutes of a meeting of the directors of the Buyer in the Agreed Terms authorising the execution by the Buyer of this agreement and all other relevant documents referred to in this agreement.

4.
On the Exchange Date or as soon as reasonably practicable thereafter and in any event within two Business Days of the Exchange Date, the Buyer shall procure that the consideration for the Business and the Assets pursuant to clause 4.1.1 shall be paid by way of electronic transfer for same day value to the client bank account of the Seller's Solicitors, which payment in the manner specified shall constitute a full and final discharge of the obligation of the Buyer to make the payment pursuant to clause 4.1.1.

5.
On the Exchange Date or as soon as reasonably practicable thereafter and in any event within two Business Days of the Exchange Date, the Buyer shall procure that the consideration for the Option pursuant to clause 4.1.2 shall be paid by way of electronic transfer for same day value to the client bank account of the Seller's Solicitors, which payment in the manner specified shall constitute a full and final discharge of the obligation of the Buyer to make the payment pursuant to clause 4.1.2.

SCHEDULE 6

Completion

1.	The Seller shall deliver to the Buyer on Completion:

1.1	all the Assets which are capable of passing by delivery when, by virtue of such delivery, title to those Assets shall pass to the Buyer;

1.2	all the Business Contracts and all books, records and other documents to be transferred and delivered to the Buyer under this agreement including the Business Records;

1.3	the Seller shall deliver or procure the delivery to the Buyer of its records of National Insurance and PAYE relating to all the Employees duly completed up to the Completion Date; and

1.4
if the Option is exercised, such duly executed transfers, assignments and other assurances as are reasonably required by the Buyer's Solicitors to vest title to the Securities Portfolio in the Buyer together with any necessary consents and licences and all deeds and documents relating to the title of the Seller to the Securities Portfolio.

2.
On Completion, the Buyer shall procure that £1 due in accordance with clause 5.3 shall be paid in cash to the Seller, which payment in the manner specified shall constitute a full and final discharge of the obligation of the Buyer to make the payment pursuant to clause 5.3.

3.
On Completion, the Seller shall procure that £369,200 due in accordance with clause 6.2 shall be paid in cash in the manner specified in clause 6.2, which payment in the manner specified shall constitute a full and final discharge of the obligation of the Seller to make the payment pursuant to clause 6.2.

SCHEDULE 7

Conduct of the Business until Completion

1	CONTINUATION OF THE BUSINESS
The Seller shall, from the Exchange Date until Completion:
	1.1	continue to carry on the Business in the normal course and so as to maintain the same as a going concern;
1.2
use reasonable endeavours to retain the services of each of the Employees to the intent that their respective contracts of employment shall be continued until the Completion Date and pending Completion not dismiss any of the Employees except with the Buyer's consent which shall not be withheld in the case of serious misconduct;

1.3
not do or permit to be done any act or thing or omit or permit the omission of any act or thing which shall be intended to or may impair or have an adverse effect upon the Business or Securities Portfolio or any part of it;

1.4
give the Buyer such access to the Premises and the Employees as the Buyer may reasonably require and such information and assistance as may reasonably be necessary to enable the Buyer to monitor the Business and trades in the Securities Portfolio and familiarise itself with the Business;

	1.5	maintain such insurance as was in place prior to the Exchange Date;
1.6
so far as the Seller is able, give the Buyer's Appointed Manager details of the Securities Portfolio, all related transactions and all real-time and overnight risk measurements in respect of the Business and the Securities Portfolio by means of electronic access to all trading systems of the Seller and all trading systems, clearing output and measurements of Merrill Lynch that relate to the Merrill Lynch account and the Buyer's Appointed Manager shall have the right to demand that changes are made to the positions in the Securities Portfolio; and

	1.7	comply with all laws, rules and regulations applicable to the Business and the Securities Portfolio (including FSA rules and guidance).
2	RESTRICTIONS ON CONDUCT OF BUSINESS
The Seller shall not from the Exchange Date until Completion (except with the prior written consent of the Buyer):
	2.1	undertake any trades, positions or activities, other than Give-up Trades, on any account other than those held by the Seller at its clearing agent, Merrill Lynch;
	2.2	change the scope or nature of the activities carried on by the Business;
	2.3	dispose of or agree to dispose of, or grant or agree to grant any option over any of the Assets, the Securities Portfolio or the Portfolio Contracts;
	2.4	enter into any agreement, contract, commitment, lease or transaction outside the ordinary course of the day-to-day trading of the Business or the Securities Portfolio;
2.5
enter into any individual contract or commitment (or series of contracts or commitments) (excluding trades) relating to or affecting a material part of the Business or the Securities Portfolio or which contains any materially unusual or abnormal or onerous terms;

	2.6	modify, amend, cancel or terminate any of the Business Contracts or Portfolio Contracts subsisting at the Exchange Date;
2.7
commit any material breach of any term of any of the Business Contracts or Portfolio Contracts subsisting at the Exchange Date which could give rise to a right of termination by any other party to it or which could give rise to a material claim for damages or other compensation by any such party;

	2.8	create or agree to permit to be created any mortgage, charge, lien or encumbrance on any of the Assets, the Securities Portfolio or the Portfolio Contracts; or

2.9	enter into any new, or vary the terms of any existing, agreement or arrangement with any Employee or trade union or other body collectively representing all or some of the Employees.

EXECUTED as a Deed by Stephen Hills and John Hale	Director Director	) ) ) /s/ Stephen Hills ) /s/ John Hale
duly authorised for and on behalf of HILLS INDEPENDENT TRADERS LIMITED

EXECUTED as a Deed by Quinton S. Wood and C. Rondeltap	Director Director	) ) ) /s/ Quinton S. Wood ) /s/ C. Rondeltap
duly authorised for and on behalf of VAN DER MOOLEN EQUITIES LIMITED

EXECUTED as a Deed by BINCK N.V.,		)
by T. Schaap and P. Aartsen	Director Director/Secretary,	) ) /s/ T. Schaap ) /s/ P. Aartsen
duly authorised for and on behalf of BINCK N.V.